Exhibit 99.1

WPT Enterprises, Inc. Regains Compliance with NASDAQ Listing Standard

Los Angeles, CA, July 1, 2009 — WPT Enterprises, Inc. (Nasdaq: WPTE) today announced that it has received notification from The NASDAQ Stock Market that it has regained compliance with the $1.00 per share minimum closing bid price requirement of Listing Rule 5450(a)(1).

To regain compliance with the closing bid price rule, the Company was required to experience a closing bid price of $1.00 per share or more for a period of at least 10 consecutive trading days on The NASDAQ Stock Market. On June 30, 2009, the closing bid price of the Company’s common stock had been $1.00 per share or more for ten consecutive trading days.

The previously disclosed delisting proceeding related to the Company’s closing bid price compliance is now closed.

About WPTE

WPT Enterprises, Inc. is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile. WPTE has led innovation in the sport of poker since 2002, when it ignited the global poker boom with the creation of the World Poker Tour® television show. Based on a series of high stakes poker tournaments, WPT is now broadcast globally and premiered its all-new seventh season on Fox Sports Net’s national sports network in the United States in January 2009. WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S. WPTE also participates in strategic brand license, partnership and sponsorship opportunities. For more information, see www.worldpokertour.com. (WPTEG)

Contact                   Thomas Flahie, Interim Chief Financial Officer

323-330-9900

tflahie@worldpokertour.com